   EXHIBIT 14.1

         CODE OF ETHICS AND BUSINESS CONDUCT FOR OFFICERS, DIRECTORS AND
                         EMPLOYEES OF PURCHASESOFT, INC

1. TREAT IN AN ETHICAL MANNER ALL WHOM PURCHASESOFT, INC. HAS A RELATIONSHIP

We are committed to honesty, reasonable management, fairness, providing a safe and healthy work environment, and respecting the dignity of our employees, customers and vendors.

For the communities in which we live and work we are committed to observe sound environmental business practices and to act as concerned and responsible neighbors, reflecting all aspects of good citizenship.

For our shareholders we are committed to pursuing sound growth and earnings objectives and to exercising prudence in the use of our assets and resources.

2. PROMOTE A HEALTHY WORK ENVIRONMENT

All employees want and deserve a workplace where they feel respected, fulfilled and appreciated. We respect cultural diversity and will not tolerate harassment or discrimination of any kind. We are committed to providing a drug-free, safe and healthy work environment Provide an environment that supports honesty, integrity, respect, trust, and responsibility.

3. KEEP ACCURATE AND COMPLETE RECORDS

We must maintain accurate and complete Company records. Transactions between the Company and outside individuals and organizations must be promptly and accurately entered in our books and records in accordance with generally accepted accounting practices and principles.

4. ADHERE TO ALL REGULATIONS

We will conduct our business in accordance with all applicable laws and regulations.

A. Strictly Adhere to All Antitrust Laws.
-----------------------------------------

Officer, directors and employees must strictly adhere to all antitrust laws. These laws prohibit practices in restraint of trade such as price fixing and boycotting suppliers or customers. They also bar pricing intended to run a competitor out of business; disparaging, misrepresenting, or harassing a competitor; stealing trade secrets; bribery; and kickbacks.

B. Strictly Comply With All Securities Laws.
--------------------------------------------

In our role as a publicly owned company, we must always be conscious of and comply with the security laws and regulations of the United States.

C. Do Not Engage In Speculative Or Insider Trading.
---------------------------------------------------

Federal law and Company policy prohibits officers, directors and employees, directly or indirectly through their families or others, from purchasing or selling company stock while in the possession of material, non-public information concerning the Company. Do not use non-public information for personal gain. Do not pass along information to someone else who has no need to know.

D. Be Timely And Accurate In All Public Reports.
------------------------------------------------
As a public company, PurchaseSoft must be fair and accurate in all reports filed with the United States Securities and Exchange Commission. Officers, directors and management of PurchaseSoft are responsible for ensuring that all reports are filed in a timely manner and that they fairly present the financial condition and operating results of the Company. Securities laws are vigorously enforced.

The Chief Executive Officer and Chief Financial Officer will certify to the accuracy of reports filed with the SEC in accordance with the Sarbanes-Oxley Act of 2002. Officers and Directors who knowingly or willingly make false certifications may be subject to criminal penalties or sanctions including fines and imprisonment.

5. AVOID CONFLICTS OF INTEREST

Our officers, directors and employees should avoid any action that may involve, or may appear to involve, a conflict of interest with the company. Officers, directors and employees should not have any financial or other business relationships with suppliers, customers or competitors that might impair, or even appear to impair, the independence of any judgment they may need to make on behalf of the Company. Here are some ways a conflict of interest could arise:
Officers, directors and employees are under a continuing obligation to disclose any situation that presents the possibility of a conflict or disparity of interest between the officer, director or employee and the Company. Disclosure of any potential conflict is the key to remaining in full compliance with this policy.

7. COMPETE ETHICALLY AND FAIRLY FOR BUSINESS OPPORTUNITIES

We must comply with the laws and regulations that pertain to the acquisition of goods and services. We will compete fairly and ethically for all business opportunities.

If you are involved in Company transactions, you must be certain that all statements, communications, and representations are accurate and truthful.

8. PROTECT PROPRIETARY INFORMATION

Proprietary Company information may not be disclosed to anyone without proper authorization. Keep proprietary documents protected and secure.

9. ESTABLISH INDEPENDENT BOARD COMMITTEES

As soon as feasibly possible the Company shall establish an Audit Committee empowered to enforce this Code of Ethics. The Audit Committee will report to the Board of Directors at least once each year regarding the general effectiveness of the Company's Code of Ethics, the Company's controls and reporting procedures and the Company's business conduct.